Independent Auditors' Report on Internal Accounting Controls



To the Trustees
Master Investment Portfolio:

In planning and performing our audit of the financial statements of Master Investment Portfolio (comprising, respectively, Asset Allocation Master Portfolio, Bond Index Master Portfolio, LifePath 2000 Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, LifePath 2040 Master Portfolio, Money Market Master Portfolio, S&P 500 Index Master Portfolio, and U.S. Treasury Allocation Master Portfolio) (collectively the "Funds") for the year ended February 28, 1999, we considered their internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Master Investment Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 1999.

This report is intended solely for the information and use of management, the Board of Trustees and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.